Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 19, 1999 relating to the financial statements and financial statement schedules, which appears in NexMed, Inc.'s, Annual Report on Form 10-KSB for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
December 1, 1999